EXHIBIT 99.2

Q3 2012 Investor Update
November 8, 2012

Intersections’ Forward Looking Statements
Statements in this presentation relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.” These forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by these statements. Factors and uncertainties that may cause actual results to differ include, but are not limited to, the risks disclosed in the company’s filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to revise or update any forward-looking statements.

($ millions)

LTM Adjusted EBITDA ($MM)
$80
$60
$40
$20
$0
$22.0
$29.7
$36.0
$47.4
$53.9
$54.4
$54.9
$52.1
$55.3
$57.3
$58.8
Q1 '10
Q2 '10
Q3 '10
Q4 '10
Q1 '11
Q2 '11
Q3 '11
Q4 '11
Q1 '12
Q2 '12
Q3 '12

INTERSECTIONS INC.

About Intersections Inc.
Intersections Inc. (Nasdaq: INTX) is a leading provider of consumer and corporate identity risk management services. Intersections’ services are offered through
North America's leading financial institutions, directly to consumers under
Intersections’ award-winning IDENTITY GUARD® brand, and through the company’s exclusive partnership with ITAC, the Identity Theft Assistance Center.
Since 1996, Intersections has protected the identities of more than 35 million consumers.
Founded:	1996
NASDAQ Symbol:	INTX
Headquarters:	Chantilly, VA
Employees:	850
Consumers Protected To Date:	More than 35 million
Adjusted EBITDA From Continuing Operations *
* Latest Twelve Months (LTM) consolidated adjusted EBITDA from continuing operations before share related compensation. Excludes non-cash share based compensation and cash dividend equivalent payments.
Fast Facts

Q3 2012: Investor Update

Consolidated Highlights

- Revenue for Q3 2012 was $86.7 million, an 8% decrease compared to the Q3 2011 and a 1% decrease from Q2 2012.
- Adjusted EBITDA from continuing operations before share related compensation for Q3 2012 was $14.8 million, an 11% increase over Q3 2011 and a 10% decrease from Q2 2012. *
- Net income for the quarter ended September 30, 2012 was $5.7 million, as compared to $4.6 million for the quarter ended Q3 2011 and $6.2 million for Q2 2012.
- Diluted earnings per share increased to $0.30 per share in Q3 2012 from $0.24 for Q3 2011.
- Cash flow provided by operations for the nine months ended September 30, 2012 was $38.6 million compared to $27.5 million for the nine months ending September 30, 2011.
- Ended the quarter as of September 30, 2012 with $30.1 million in Cash and Equivalents, no outstanding balance on the revolving credit facility.

INTERSECTIONS INC.

4

Q3 2012: Investor Update

Consumer Product and Services (CP&S) Highlights

- We ended Q3 2012 with 4.6 million subscribers a decrease of 1% from Q2 2012 and a 6% decrease from Q3 2011.
  - New subscriber adds for the 3Q 2012 were 315 thousand, a 23% increase from Q2 2012.
  - New subscriber adds decreased by 53% in Q3 2012 compared to Q3 2011 due primarily to reduced marketing by financial institution clients.
- Overall retention improved to 73.1% for the quarter ended September 30, 2012, up from 71.7% for the same quarter in 2011 and up from 71.5% from Q2 2012.
- CP&S Revenue for Q3 2012 was $85.9 million, an 8% decrease compared to Q3 2011 and a 2% decrease from Q2 2012.
  - The decrease in revenue is primarily due to a reduction in new subscribers from Bank of America and other financial institution clients, which was partially offset by growth in our direct-to-consumer business and growth from our indirect marketing arrangements.
- CP&S Income from operations for Q3 2012 was $9.8 million, an increase of 24% percent from Q3 2011 and a decrease of 13% from Q2 2012.
  - Compared to the same quarter last year, declines in marketing, commissions and costs of revenue exceeded declines in revenue, primarily due to the cessation of marketing of our services by Bank of America.
  - G&A expenses were higher in Q3 2012 compared to Q3 2011 due primarily to higher legal expenses.

INTERSECTIONS INC.

5

Q3 2012: Return of Capital To Shareholders
Investor Update:

► On October 17, 2012, Intersections’ Board declared a one-time special cash dividend of
 $0.50 per share.
 o Based on the closing price on November 7, 2012 of $9.63, this represents an effective annual yield of 5.2%.
► On October 17, 2012, Intersections’ Board declared an ordinary quarterly cash dividend of
 $0.20 per share. This is our 10th consecutive ordinary quarterly cash dividend.
 o Based on the closing price on November 7, 2012 of $9.63, this represents an effective annual yield of 8.3%.
► Both dividends are payable on November 30, 2012 to stockholders of record as of
 November 20, 2012.
► We have $19.8 million authorized by our board and permitted under our current Credit
 Agreement for share repurchase.
 o During the quarter ended September 30, 2012 we did not repurchase any common stock.
Please see the company’s release and website at www.intersections.com for additional details on quarterly results.

Updated 2012 Guidance

- We are raising our FY 2012 revenue guidance to come in approximately $10 million higher than previously announced.
- We continue to expect our FY 2012 adjusted EBITDA before share related compensation to fall within our previously announced range.
- We expect revenue and adjusted EBITDA before share related compensation to be lower in 2013 versus 2012, as we continue to develop growth opportunities to offset the declines in our bank-related business.

	FY 2012
Revenue	$340 to $350 million
Adj. EBITDA *	$55 to $58 million

Please see the company's release and website at www.intersections.com for additional details on quarterly results. Additional guidance for 2013, if any, may be provided with the announcement of our annual results scheduled for March 2013.

INTERSECTIONS INC.

Corporate Headquarters
Intersections Inc.
3901 Stonecroft Boulevard
Chantilly, VA 20151
Toll-free: 800.695.7536
www.intersections.com
NASDAQ : INTX
Investor Relations
Eric Miller
Senior Vice President
Corporate Finance and Investor Relations
Tel: 703.488.6100
intxinvestorrelations@intersections,com